U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 19, 2008

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 31, 2008, Emeritus Corporation (the “Company”) filed a current report under Form 8-K, Item 1.01 disclosing that it had entered into five Agreements for Sale of Real Estate (the “Agreements”) dated July 25, 2008 with Ventas Realty, LP (“Ventas”) for the purchase of five communities consisting of 432 units located in Ohio, Florida (2), California and Michigan for a purchase price of $62.5 million, excluding closing costs.  Pursuant to the leases described in Item 1.02 below, the Company operated these facilities as assisted living and memory care service communities for seniors.  On December 19, 2008, the Company completed the transaction.  In connection with the closing, the Company entered into certain credit facilities described in Item 2.03 below.  The information set forth in Item 2.03 is incorporated by reference into this Item 1.01.

Item 1.02	Termination of a Material Definitive Agreement.

Prior to the acquisition described in Item 1.01 above, the Company operated 16 communities under four lease agreements with affiliates of Ventas.   The Third Amended and Restated Master Lease Agreement (the “Master Lease”) dated July 25, 2008 covered 13 communities, and the remaining three communities were operated under three separate lease agreements.  As a result of the acquisition of the five communities, the Master Lease was amended to remove four of the communities.  In addition, the individual Master Lease Agreement – Brighton dated August 1, 2005 was terminated effective December 19, 2008.  The aggregate annual base rent for the five communities under the leases was approximately $4.2 million as of the closing date.

The Company accounted for four of the communities as operating leases, and one of the communities as a capital lease.  Of the $4.2 million in annual lease payments, approximately $3.0 million was recorded as facility lease expense, $932,000 as interest expense on capital leases, and $291,000 as principal payments on capital lease obligations.  In addition, the operating leases had components for straight-line rent and above/below market rent amortization of approximately $401,000 annually.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the purchase of five communities described in Item 1.01 above, the Company borrowed a total of $55.6 million, of which $25.9 million represents mortgage financing for three properties pursuant to loan agreements dated December 19, 2008, between Capmark Finance, Inc., as lender, and each of three of the Company’s single purpose limited liability company subsidiaries (the Borrowers).  Pursuant to the loan agreements, the Borrowers issued 10-year notes (the Fixed Rate Notes), which bear interest at a fixed rate of 5.97%.  The Fixed Rate Notes are secured by three of the five properties purchased.  The Fixed Rate Notes require monthly payments of interest only in the first two years, with principal and interest payments based on a 30-year amortization period thereafter until maturity (December 19, 2018), at which time all outstanding principal and accrued but unpaid interest is payable in full.  The Fixed Rate Notes were purchased by Freddie Mac and may be prepaid subject to a prepayment penalty based on a formula defined in the loan agreements.  The Fixed Rate Notes contain customary events of default, including those related to non-payment and the sale or transfer of collateral.  In addition, the three Fixed Rate Notes are cross collateralized with each other, as well as cross collateralized to the Company’s $129.0 million loan dated April 29, 2008 and covering 18 properties.

In addition, the Company borrowed a total of $19.7 million for two of the properties pursuant to loan agreements dated December 19, 2008, between Capmark Bank, as lender, and each of two of the Company’s single purpose limited liability company subsidiaries (the Borrowers).  Pursuant to the loan agreements, the Borrowers issued three-year notes (the Variable Rate Notes), which bear interest at a variable rate based on the monthly LIBOR rate plus 4.0%, with a LIBOR floor of 2.75% (6.75% on closing date).  The Variable Rate Notes are secured by two of the five properties purchased.  The Variable Rate Notes require monthly payments of interest only in the first two years, with principal and interest payments based on a 25-year amortization period thereafter until maturity (January 1, 2012), at which time all outstanding principal and accrued but unpaid interest is payable in full.  The Variable Rate Notes may be prepaid at any time with the payment of an exit fee equal to 1% of the original loan amount, among other requirements set forth in the agreements.  The exit fee is waived if refinanced with Capmark Bank or its affiliates.  The Variable Rate Notes are cross collateralized and contain customary events of default, including those related to non-payment and the sale or transfer of collateral, and are guaranteed by Emeritus.

Also, the Company borrowed a total of $10.0 million from an affiliate of Ventas pursuant to a loan agreement dated December 19, 2008, between Ventas Realty, Limited Partnership, as lender, and affiliates of the Company, as borrower.  Pursuant to the loan agreement, the borrower issued a three-year note (the Seller Note) which bears interest at an initial rate of 8.0%, increasing on each anniversary date by 25 basis points.  The Seller Note requires a $40,000 monthly payment of principal plus accrued interest.  The Seller Note may be prepaid without penalty.   The Seller Note is secured by leasehold interests and is cross-defaulted with the remaining communities operated under leases with Ventas.    In addition, the Company guaranteed the Seller Note.

Item 9.01                      Financial Statement and Exhibits.

(d)           Exhibits

Exhibit No.                                           Description

99.1	Press Release dated December 22, 2008, EMERITUS CLOSES ON AGREEMENT TO PURCHASE FIVE COMMUNITIES.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

December 22, 2008		EMERITUS CORPORATION

	By:	/s/ Raymond R. Brandstrom
Raymond R. Brandstrom
Executive Vice President-Finance, Chief Financial Officer and Secretary

INDEX TO EXHIBITS

Exhibit No.                                           Description

99.1	Press Release dated December 22, 2008, EMERITUS CLOSES ON AGREEMENT TO PURCHASE FIVE COMMUNITIES.